Exhibit 10.11

Onvia, Inc. Management Incentive Plan
Participants	Officers of Onvia, Inc.
Objectives	• Achieve corporate performance that most reflect stockholder interests • Drive and reward unified performance across executive team • Focus on building trend for long-term, profitable growth
Key Achievement Metrics	Achievement of Board defined goals including without limitation Bookings, Net Income, EBITDA and cash flow.
Bonus Target	Between 22% - 80% of Base Salary for Participants
Overachievement	If the Company’s performance against the Key Achievement Metrics exceeds the target goals established by the Board, the Board has established accelerators to modify the Participants’ award levels.
Terms of Funding and Payment
• If the Company’s performance against the Key Achievement Metrics falls below the floor goals established by the Board, the bonus pool shall not be funded.
• If the Company’s performance meets the floor goals established by the Board, 25% of bonus targets shall be paid.
• If the Company’s performance falls between floor and target goals, bonus targets shall be prorated.
• Bonus pool to be funded and bonus targets paid upon certification by the Compensation Committee of metrics achieved by the Company.

Supplemental Bonus Plan	A supplemental bonus will be paid to certain Participants if 50% of Key Achievement Metrics are achieved by the first half of the plan year.